Exhibit 23.1

To Whom It May Concern:

We consent to the incorporation by reference in the Registration Statement of Bitmine Immersion Technologies, Inc. (the “Company”) on Form S-3, of our report dated November 21, 2025, on our audits of the consolidated financial statements as of August 31, 2025, and 2024 and for the years then ended, which report is included in this Registration Statement to be filed on or about April 24, 2026.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

April 24, 2026

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com